Exhibit 12.1
PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(1,000’S)

		Six
Line		Months Ended	Year Ended December 31,
No.		06/30/07	12/31/06	12/31/05	12/31/04	12/31/03	12/31/02	12/31/01
	Fixed charges, as defined by the Securities and Exchange Commission:

1	Interest on Long-term Debt	$42,743	$95,301	$75,736	$46,702	$59,429	$56,409	$62,716
2	Amortization of Debt Premium, Discount and Expenses	3,177	4,417	3,642	2,697	2,838	2,302	2,346
3	Other Interest	21,982	45,811	14,299	2,319	5,423	2,859	(42)
4	Estimated Interest Factor of Lease Rental Charges	11,431	19,714	20,643	19,617	20,452	23,233	22,856

5	Total Fixed Charges	$79,333	$165,243	$114,320	$71,335	$88,142	$84,803	$87,876

	Earnings, as defined by the Securities and Exchange Commission:

6	Consolidated Net Earnings from Continuing Operations	$49,906	$121,346	$69,725	$86,962	$57,842	$62,976	$149,137
7	Income Taxes	2,923	63,970	32,861	49,247	27,889	33,032	81,063
8	(Earnings) of Equity Investee	(1,610)	—	—	—	—	—	—
9	Add Fixed Charges as Above	79,333	165,243	114,320	71,335	88,142	84,803	87,876

10	Earnings Availabe for Fixed Charges	$130,552	$350,559	$216,906	$207,544	$173,873	$180,811	$318,076

11	Ratio for Earnings to Fixed Charges	1.65	2.12	1.90	2.91	1.97	2.13	3.62